Exhibit 99.1

New Era Energy & Digital Announces Agreement for
Dismissal of All Claims Against the Company by the State of New Mexico

New Era Expressly Denies Any Liability

Company Remains Focused on Advancing New Era’s AI Data Center Strategy

MIDLAND, Texas – May 28, 2026 – New Era Energy & Digital, Inc. (Nasdaq: NUAI) (“New Era” or the “Company”), a developer and operator of next-generation digital infrastructure and integrated power assets, today announced a pending agreement that would lead to the complete dismissal of the Company from the State of New Mexico’s lawsuit in the First Judicial District Court for Santa Fe County.

On May 22, 2026, Ron Satija, United States Trustee for the bankruptcy estates of Acacia Resources, LLC and Acacia Operating Company, LLC (the “Trustee”), filed a motion seeking the United States Bankruptcy Court of the Western District of Texas (the “Bankruptcy Court”) approval of the Trustee’s settlement with the Company and certain related parties (the “New Era Defendants”). The settlement agreement would resolve those claims in the State of New Mexico’s lawsuit that are controlled by the Trustee, including those alleging violations of the Uniform Voidable Transactions Act by the Company and its Chief Executive Officer, E. Will Gray II.

Pursuant to the settlement agreement, the New Era defendants would pay $1.0 million to the Trustee within five business days following approval of the agreement by the Bankruptcy Court. Following receipt of the settlement payment, the Trustee would release the New Era Defendants from the trustee-controlled claims and take the actions necessary to dismiss those claims with prejudice. The settlement agreement remains subject to Bankruptcy Court approval and does not constitute an admission of liability or wrongdoing. The New Era Defendants expressly deny liability.

As previously disclosed, the State of New Mexico’s lawsuit relates to allegations concerning legacy helium and gas assets and associated environmental obligations. For the sake of clarity, while the settlement will dismiss the State of New Mexico’s five claims against the Company , the State continues to maintain three claims against Mr. Gray in his individual capacity, which he intends to continue to fight in court. The motion to approve the settlement agreement is publicly available via PACER.

About New Era Energy & Digital, Inc.

New Era is a developer and operator of next-generation digital infrastructure and integrated power assets. The Company is developing Texas Critical Data Centers LLC (“TCDC”), a 438 acre large-scale AI and high-performance computing data center campus located in Ector County, outside Odessa, Texas. TCDC is master-planned as a multi-phase development, with anticipated capacity scaling to 1.4 GW over time. With a growing portfolio of strategically located, vertically integrated resources including powered land and powered shells, the Company delivers turnkey solutions that enable hyperscale, enterprise, and edge operators to accelerate data center deployment, optimize total cost of ownership, and future-proof their infrastructure investments.

For more information, visit: www.newerainfra.ai and follow New Era Energy & Digital on LinkedIn and X.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation: approval of the settlement agreement by the Bankruptcy Court, our ability to construct, develop, lease and maintain our flagship project; our ability to access adequate project financing, commercial borrowings and debt and equity capital markets to fund our significant anticipated capital expenditures; the impact of supply chain disruptions, labor availability, raw materials and input commodity costs and availability, and manufacturing and transportation; general business and economic conditions; environmental history, remediation, and associated risks; our ability to obtain and renew leases with our tenants on terms favorable to us, and manage our growth, business, financial results and results of operations; our ability to respond to price fluctuations and rapidly changing technology; the impact of tariffs and global trade disruptions on us and our tenants; changes in political conditions, geopolitical turmoil, political instability, civil disturbances, and restrictive governmental actions; the degree and nature of our competition; our failure to generate sufficient cash flows to service indebtedness; our expectations regarding the anticipated timeline of our cash, cash equivalents and short-term investments, future financial performance and our ability to continue as a going concern; material negative changes in the creditworthiness and the ability of our tenants to meet their contractual obligations; increases and volatility in interest rates; increased power, labor, equipment procurement, shipping, refurbishment or construction costs; a failure of our information technology systems, systems conversions and integrations, cybersecurity attacks or a breach of our information security systems, networks or processes; our inability to obtain and/or maintain necessary government or other required consents or permits; changes in, or the failure or inability to comply with, local, state, federal and applicable international laws and regulations, including related to taxation, real estate and zoning laws, and increases in real property tax rates; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect us; and other factors (including the risks contained in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025). Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

For investor inquiries, please contact:

OG Advisory Group

Lincoln Tan

nuai@orangegroupadvisors.com